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                                                                     EXHIBIT 8.2

                    [LETTERHEAD OF CAHILL GORDON & REINDEL]


                               February 23, 1998

Continental Homes Holding Corp.
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona  85253

Ladies and Gentlemen:

     We have acted as counsel to Continental Homes Holding Corp., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of the Company with and into D.R. Horton, Inc. a Delaware corporation ("Horton"), pursuant to the Agreement and Plan of Merger between the Company and Horton, dated as of December 18, 1997 (the "Merger Agreement"). Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement or, if not defined therein, in the Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") that is included in Amendment No. 1 to the Registration Statement on Form S-4 (the "Amended Registration Statement"), Registration No. 333-44279, covering the registration of DRHI Common Stock under the Securities Act of 1933, as amended (the "Act"), as filed by Horton with the Securities and Exchange Commission on February 23, 1998.
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                                      -2-

        For purposes of this opinion, we have relied, with your consent, upon the accuracy and completeness of the statements and representations, as of today and at the Effective Time, contained in (i) an Officer's Certificate of each of the Company and Horton, dated the date hereof, (ii) the Merger Agreement and (iii) the Proxy Statement/Prospectus, which statements and representations we have not verified. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus.

        Based upon and subject to the forgoing, we are of the opinion that, for federal income tax purposes, the Merger will constitute a tax-free reorganization within the meaning of Section 354(a)(1) and Section 368(a) of the Internal Revenue Code of 1986, as amended (except with respect to cash received in lieu of fractional shares).

        In addition, the discussion under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus accurately describes the foregoing opinion and the material federal income tax consequences of the Merger.

        We express no opinion concerning any tax consequences of the Merger other than those specifically set forth or referred to herein.

        We hereby consent to the reference of our firm in the Proxy Statement/Prospectus under the caption "Certain Federal Income Tax Consequences" and to the inclusion of this opinion as an exhibit to the Amended Registration Statement. Our consent to such reference does not constitute a consent under
Section 7 of the Act, and in consenting to such reference we have not certified any part of the Amended Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules of the Securities and Exchange Commission thereunder.


                                            Very truly yours,

                                            /s/ CAHILL, GORDON & REINDEL